                       SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2003

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Federal                                                                                                                                  0-25165                   14-1809721
(State or other jurisdiction of incorporation)                                             (Commission File No.)                                                                                              (IRS Employer
                                                    Identification No.)

302 Main Street, Catskill NY                                                                                         12414
(Address of principal executive offices)                                                    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
   (Former name or former address, if changed since last report)

Item 7.        Financial Statements and Exhibits.

(a)    Not Applicable.

(b)    Not Applicable.

(c)    Exhibits.

Exhibit No.            Description

    99                     Press release dated October 29, 2003

Item 12.    Disclosure of Results of Operations and Financial Condition

The following information is furnished pursuant to Item 12, "Disclosure of Results of Operations and Financial Condition."

On October 30, 2003, Greene County Bancorp, Inc. (the "Company") announced its earnings for the three months ended September 30, 2003. A copy of the press release dated October 30, 2003, describing earnings for such periods is attached as Exhibit 99 to this report.

    The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 GREENE COUNTY BANCORP, INC.

DATE: October 30, 2003            By:
                                 J. Bruce Whittaker
                                 President and Chief Executive Officer

EXHIBIT 99

Greene County Bancorp, Inc.
Announces Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – October 29, 2003-- Greene County Bancorp, Inc. (the "Company") (NASDAQ: GCBC), the holding company for The Bank of Greene County (the "Bank"), today reported net income for the quarter ended September 30, 2003. Net income for the quarter ended September 30, 2003 amounted to $687,000, or $0.34 per basic and $0.33 per diluted share as compared to $641,000, or $0.32 per basic and diluted share for the quarter ended September 30, 2002, an increase of $46,000, or 7.2%. Improvement in net interest income and noninterest income contributed to the overall increase in net income and was partially offset by increases in noninterest expense when comparing the quarters ended September 30, 2003 and 2002.

Net interest income increased to $2.3 million for the quarter ended September 30, 2003 as compared to $2.1 million for the quarter ended September 30, 2002, an improvement of $0.2 million or 9.5%. Net interest spread decreased 15 basis points to 3.66% as compared to 3.81% when comparing the quarters ended September 30, 2003 to 2002. Net interest margin decreased 20 basis points to 3.76% as compared to 3.96% when comparing the quarters ended September 30, 2003 and 2002. These decreases were primarily the result of the continued low interest rate environment and the repricing of investments and mortgages at lower rates.

The provision for loan losses increased to $45,000 for the quarter ended September 30, 2003 as compared to no provision for the quarter ended September 30, 2002. During the quarter ended September 30, 2002, a large recovery eliminated the need for a loan loss provision, for that quarter.

Noninterest income increased to $726,000 for the quarter ended September 30, 2003 as compared to $635,000 for the quarter ended September 30, 2002, an increase of $91,000 or 14.3%. Items contributing to this increase were fees associated with debit card fees, other E-commerce fees and the Overdraft Protection Program, initiated in October 2001. Gains on the sale of real estate owned amounted to $1,500 for the quarter ended September 30, 2003 as compared to $67,200 for the quarter ended September 30, 2002.

Noninterest expense increased to $2.0 million from $1.9 million, an increase of $0.1 million or 5.3% when comparing the quarters ended September 30, 2003 and 2002. Increases in salaries and benefits resulted from the addition of several new positions including additional marketing and computer technology staff, as well as a new employee profit sharing bonus and higher retirement associated expenses. The Company continues to invest in technology and staff in order to bring customers the highest quality products and services. These increases offset decreases in service and data processing fees, office supplies and other expenses. Investments in technology aimed at reducing costs began to yield results during the quarter ended September 30, 2003.

The effective tax rate increased to 32.5% for the quarter ended September 30, 2003, compared to 29.5% for the quarter ended September 30, 2002. A major reason for the change in effective rate was the decrease in the percentage of income that municipal securities and other tax free investments contributed to total income when comparing the quarters.

Total assets of the Company were $259.4 million at September 30, 2003 as compared to $257.0 million at June 30, 2003, an increase of $2.4 million, or 0.9%. Growth occurred in net loans and cash and cash equivalents, which increased $2.0 million and $2.9 million, respectively when comparing September 30, 2003 to June 30, 2003. The increase in assets was funded by deposit inflows, which amounted to $3.1 million. Money market accounts experienced the largest increases. Investors continue to move and keep money in banks due to the stock market volatility and uncertainty.

Shareholders’ equity decreased to $28.9 million at September 30, 2003 from $29.1 million at June 30, 2003, as net income of $0.7 million was partially offset by dividends paid of $325,000. Net unrealized gains associated with the available-for-sale investment portfolio decreased causing accumulated other comprehensive income to decrease by approximately $0.7 million, net of tax.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com .

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the
	Three Months	Three Months
	Ended	Ended
	September 30, 2003	September 30, 2002

Interest income	$3,188,815	$3,295,832
Interest expense	868,752	1,167,944
Net interest income	2,320,063	2,127,888
Provision for loan loss	45,000	---
Non-interest income	725,938	635,337
Non-interest expense	1,982,689	1,853,618
Income before taxes	1,018,312	909,607
Tax provision	331,000	268,500
Net Income	$687,312	$641,107

Basic EPS	$0.34	$0.32
Weighted average shares outstanding	2,000,450	1,976,296

Diluted EPS	$0.33	$0.32
Weighted average diluted shares outstanding	2,058,837	2,028,691

	As of September 30, 2003	As of June 30, 2003

Assets
Total cash and cash equivalents	$19,789,061	$16,918,266
Investment securities, at fair value	97,729,392	99,831,070
Federal Home Loan Bank stock, at cost	1,360,600	1,360,600

Gross loans receivable	135,752,182	133,711,021
Less: Allowance for loan losses	(1,221,359)	(1,163,825)
Less: Unearned origination fees and costs, net	(345,543)	(337,122)

Net loans receivable	134,185,480	132,210,074

Premises and equipment	4,596,002	4,697,653
Accrued interest receivable	1,517,684	1,573,825
Prepaid expenses and other assets	243,507	318,495
Other real estate owned	---	55,125

Total Assets	$259,421,726	$256,965,108

Liabilities and shareholders’ equity
Noninterest bearing deposits	$27,073,143	$25,443,349
Interest bearing deposits	194,037,118	192,601,576

Total deposits	221,110,261	218,044,925

FHLB borrowing	8,000,000	8,000,000
Accrued interest and other liabilities	1,280,302	1,722,294
Accrued income taxes	150,635	73,024

Total liabilities	230,541,198	227,840,243
Total shareholders’ equity	28,880,528	29,124,865

Total liabilities and shareholders’ equity	$259,421,726	$256,965,108

Common shares outstanding	2,041,543	2,041,543

	At and For the	At and For the	At and For the
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	September 30, 2003	September 30, 2002	June 30, 2003

Selected Financial Ratios
Return on average assets	1.06%	1.13%	0.80%
Return on average equity	9.61%	9.60%	7.02%
Net interest rate spread	3.66%	3.81%	3.62%
Net interest margin	3.76%	3.96%	3.75%
Non-performing assets to total assets	0.09%	0.17%	0.11%
Non-performing loans to total loans	0.17%	0.29%	0.16%
Allowance for loan loss to non-performing loans	546.20%	280.16%	528.14%
Allowance for loan loss to net loans	0.91%	0.83%	0.88%
Shareholders’ equity to total assets	11.13%	11.84%	11.33%
Book value per share	$14.44	$13.79	$14.56

Contact:  J. Bruce Whittaker, President and CEO
Michelle Plummer, CFO and Treasurer
Phone:  518-943-2600